Exhibit 23.3

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan and Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan of our report dated January 28, 2009, except for Note 18, as to which the date is October 16, 2009 with respect to the 2008 and 2007 consolidated financial statements and schedule of Cellu Tissue Holdings, Inc. included in its Registration Statement (No. 333-162543) on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 27, 2010